                                      Filed Pursuant to Rule 424(b)(3) and (c)
                                                         File Number 333-17839

                             PROSPECTUS SUPPLEMENT
                                       to
                       Prospectus Dated December 19, 1996

                                1,088,784 SHARES

                              CISCO SYSTEMS, INC.

                                  COMMON STOCK


         This Prospectus Supplement supplements the Prospectus dated December 19, 1996 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 1,088,784 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Netsys Technologies, Inc. ("Netsys"), by and through a merger of Netsys with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

         Footnotes (3), (4) and (5) below (the "Footnotes") set forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnotes below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnotes as Selling
Shareholders:

                                                                                                         Number of
                                                                                                           Shares
                                              Number of Shares               Percent of                 Registered for
                                                Beneficially                Outstanding                     Sale
 Name of Selling Shareholder                       Owned                      Shares                       Hereby(1)
 ---------------------------                       -----                     ------                        ------
 Bessemer Venture Partners III, L.P.(3)            98,712                      *                           98,712

 Sequoia Technology Partners VI(2)(4)               4,891                      *                            4,891

 Sequoia Capital VI(2)(5)                          89,021                      *                           89,021


-------------------

* less than one percent
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(3)      Subsequent to the date of this Prospectus Supplement, the shares held by Bessemer Venture Partners III, L.P. ("Bessemer III") may be distributed to the general partner of Bessemer III, Deer III & Co. ("Deer III") and Neill H. Brownstein; Robert H. Buescher; G. Felda Hardymon; Christopher F. O. Gabrieli; William T. Burgin; David J. Cowan; Michael I. Barach the general partners of Deer III and Bessemer Ventures, Inc. the limited partner of Bessemer III.

(4) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Technology Partners VI may be distributed to the following general and limited partners of such fund: Donald T. Valentine TR UA APR 29 67; Gordon Russell; Pierre R. Lamond; Thomas F. Stephenson, Trustee for the Thomas F. Stephenson Family Trust UDT 7/6/94; Michael Moritz & Harriet Heyman, Trustees for The Maximus Trust DTD 3/19/96; Douglas M. Leone; Mark A. Stevens; J. Thomas McMurray; Peter A. Bick; Lisa S. Boyajian; Barbara Russell; Jim Allen; Richard C. Barker, Trustee for the Barker Living Trust Dated 9/5/90; Andreas Bechtolsheim; Richard Beleson; Thomas A. Bologna, Trustee for the Thomas A. Bologna and Kathy M. Bologna, Trust dated February 11, 1991; Laurence B. Boucher; Victor M.G. Chaltiel; Gari L. Cheever; Lisa A. Conte; Wilfred J. Corrigan, Trustee for the Corrigan Family Trust U/A 6/12/84; Alexander V. d'Arbeloff; Nathaniel de Rothschild, Trusteee for The Hollis Trust, U/A DTD 8/21/89; James V. Diller; F.T. Eger; Abacus (C.I.) Limited - Account F634; Thomas W. Ford; John F. Gifford; Howard E. Greene, Jr.; Warren S. Grundfest; Palo Alto Medical Foundation; Capital Management Services, Inc.; Wells Fargo, DTC: 935, Safekeeping Acct: #322-721217; L. William Krause and L. Gay Krause, as Trustees for the Krause Trust dated June 21, 1994; Sandy Kurtzig, Trustee for the Sandra L. Kurtzig Trust U/A 8/8/93; Edward M. Leonard; Lester John Lloyd and/or Lynne Dewar Lloyd, Trustees for THE LLOYD TRUST, UAD 10-05-88; James E. Long; Frank J. Marshall; Albert J. Martinez; Mario Mazzola; J. Casey McGlynn; Regis McKenna; Donald K. McKinney; John P. Morgridge, Trustee for The Morgridge Family Trust; William J. O'Meara; Robert J. Paluck; Peter Preuss; Greg Reyes; David
         H. Ring, Trustee for the David H. Ring Revocable Inter Vivos Trust; Thurman J. Rodgers; Mario M. Rosati; Bertram I. Rowland; R. Michael Shanahan, Trustee, for The Shanahan Trust, dtd 3/22/91; Prithipal Singh; Roger J. Sippl; Roger V. Smith; Larry W. Sonsini; William N. Starling, Jr. & Dana Gregory Starling, Trustees for the Starling Family Trust, UDT 8/12/90; Gary H. Stroy; Robert H. Swanson, Trustee for The Robert H. Swanson, Jr. & Sheila L. Swanson Trust U/T/A 5/27/76; Robert G. Sweifach; Robert K. Anderson; Jerry Weissman; Phillip E. White.

(5) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Capital VI may be distributed to the following general and limited partners of such fund: Thomas F. Stephenson, Trustee for the Thomas F. Stephenson Family Trust, UDT 7/6/94; Michael Moritz & Harriet Heyman, Trustees for The Maximus Trust dtd 3/19/96; Douglas M. Leone; Mark A. Stevens; J. Thomas McMurray; Donald T. Valentine, Trustee for the Donald T. Valentine Trust UA APR 29 67; Pierre R. Lamond & Christine E. Lamond, Trustees for the P.R. Lamond & C.E. Lamond Trust Dated 11/22/85; Pierre Lamond, Christine Lamond, David Lamond Trustees, for the David Lamond Trust, dated 11/23/93; Lisa Boyajian; Christian D. Valentine; Mark C. Valentine; Hilary A. Valentine; Alcoa Master Trust; Trustees of Amherst College; Computrol, Ltd.; Dartmouth College; Duke Management Company; Endowment Venture Partners; PITT & COMPANY; James Irvine Foundation; John Deere Pension Trust; Knightsbridge Integrated Holdings II; Leeway & Co.; M.C. Partners II, C.V.; UNIT & CO; Norwich University; NRI Holding America, Inc.; Occidental College; Oneonta Properties; Rensselaer Polytechnic Institute; Stanford Management Company; The Bush Foundation; The Ford Foundation; Massachusetts Institute of Technology; Regents of the University of California; University of Michigan; The Vanderbilt University; University of Minnesota; University of Notre Dame du Lac; University of Southern California; Yale University.



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